Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 9th day of December, 2015, by and between Highlands Bankshares, Inc. and Timothy K. Schools (“Executive”) (collectively, “the Parties”).

RECITAL

Highlands Bankshares, Inc. and Highlands Union Bank desire to retain Executive as their President and Chief Executive Officer.  Executive desires to accept such employment, all upon the terms set forth below.

NOW, THEREFORE, in consideration of the recital, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

1.1	“Bank” means Highlands Union Bank, a wholly-owned subsidiary of Bankshares.

1.2	“Bankshares” means Highlands Bankshares, Inc., a Virginia corporation.

1.2           “Board” means the Boards of Directors of the Company.

1.3           “Business of the Company” means the business conducted by the Company, including providing bank accounts, time and demand deposits, residential, consumer, commercial and corporate loans and other financial products or services of the type that are provided by the Company.

1.4           “Bylaws” means the Bylaws of the Company as in effect from time to time.

1.5           “Chairman” means the Chairman of the Board of the Company.

1.6           “Code” means the Internal Revenue Code of 1986, as amended.

1.7           “Commencement Date” means November 12, 2015.

1.8           “Company” means Highlands Bankshares, Inc. and all of its subsidiaries and affiliates, including the Bank.

1.9           “Compensation Committee” means the Compensation Committee of the Company, or such other or successor committee delegated by the Board to establish or approve executive officer compensation.

1.10           “Confidential Information” means data and information relating to the Business of the Company which is or has been disclosed to the Executive or of which the Executive becomes aware as a consequence of or through the Executive’s relationship to the Company and which has value to the Company and is not generally known to its competitors. Without limiting the foregoing, Confidential Information shall include:

(a) all items of information that could be classified as a trade secret pursuant to Virginia law;

(b) the names, addresses and banking requirements of the Customers of the Company and the nature and amount of business done with such Customers, including loan terms, expiration or renewal dates on investments, fee schedules, proposals to Customers or Prospects to provide products or services;

(c) information regarding the skills and compensation of Executives of the Company;

(d) information provided by third parties that is subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes;

(e) application, operating system, communication and other computer software and derivatives thereof, including access codes, data bases and manuals of the Company;

(f) strategic plans and forecasts, marketing plans and forecasts, accounting, budget and financial information regarding the Company’s operations, marketing techniques and plans for future product development, budgets, pricing policies, loan policies, quoting procedures, and the identity of Prospects, internal publications and memoranda.

Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others outside of the Company, or that otherwise enters the public domain through lawful means.

1.11           “Customer” means a Person that has received products or services from the Company at any time within the last two years immediately prior to the termination of Executive’s employment.

1.12           “Person” means any individual, firm, association, partnership, corporation, limited liability company, group, governmental agency or other authority, or other organization or entity.

1.13           “Prospect” means a Person that has either requested information from or been provided a proposal by the Company for the products and services provided by the Company within the twelve months immediately prior to the termination of Executive’s employment.

2.           Employment; Term.

2.1           Position.  Bankshares hereby employs Executive to serve as its President and Chief Executive Officer and Executive accepts such employment. Executive also shall serve as the President and Chief Executive Officer of the Bank.  Executive will be appointed to serve on the Company Board and, will be nominated by the Board for election to the Board as long as he is the President and Chief Executive Officer of the Company.  Executive also shall serve as a director of the Bank as long as he is the President and Chief Executive Officer.

2.2           Term.  The term of this Agreement shall commence on the Commencement Date and, subject to earlier termination in accordance with the provisions of this Agreement, end on the third anniversary of the Commencement Date; provided, however, that on the first anniversary of the Commencement Date and each anniversary of the Commencement Date thereafter, the term of this Agreement shall be renewed and extended for one year, unless any Party gives notice to the others in writing, at least ninety days prior to the anniversary of the Commencement Date, that the term shall not be  extended.

2.3           Regulatory Approval.  Executive’s employment by Bankshares and the Bank are subject to approval of the Federal Reserve.  If the Federal Reserve disapproves his employment, Executive’s employment by the Company will terminate immediately.  If the Federal Reserve disapproves this Agreement, the Parties will use commercially reasonable efforts to amend this Agreement in order that it is satisfactory to the Federal Reserve.

3.           Duties of Executive.

3.1           Duties.  The services and duties to be performed by the Executive shall be those appropriate to his office and title as currently and from time to time hereafter specified in the Company Bylaws. Executive shall comply with all policies, standards and regulations of the Company now or hereafter promulgated.

3.2           Performance of Services.  Executive agrees to devote his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the performance of his duties and responsibilities under this Agreement, and shall use his best efforts and discharge his duties to the best of his ability for and on behalf of the Company and to its successful operation.  Executive shall comply with all laws, statutes, ordinances, rules and regulations relating to his employment and duties.  During the term of this Agreement, Executive shall not at any time or place, directly or indirectly, engage, or agree to engage in, any business or practice related to the Business of the Company with or for any other Person to any extent whatsoever, other than to the extent required by the terms and conditions of this Agreement.  Executive agrees that while employed by the Company he will not, without the prior written consent of the Company Board, engage, or obtain a financial or ownership interest in, any other business, employment, consulting or similar arrangement, or other undertaking (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of his duties to the Company, present a conflict of interest with the Company, breach his duty of loyalty or fiduciary duties to the Company, or otherwise conflict with the provisions of this Agreement; provided, however, that Executive shall not be prevented from investing his assets in such form or manner as would not require any services on the part of Executive in the operation or the affairs of the entities in which such investments are made and provided such investments do not present a conflict of interest with the Company.  Executive shall promptly notify the Company Board of any Outside Arrangement and provide the Company Board with any written agreement in connection therewith. So long as such service or participation does not materially interfere with the performance of the Executive’s duties under this Agreement and is not in competition with the Business of the Company, this Agreement should not be construed to prevent Executive from serving on the board of directors of other organizations or from participating in civic and professional affairs and organizations.

4.	Compensation and Benefits. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, the Company shall pay to Executive the following:

4.1           Salary.  Beginning on the Commencement Date, Executive shall be paid on an annualized basis a base salary (“Salary”) of Three Hundred Thousand Dollars ($300,000.00). The Company shall pay Executive’s Salary in equal installments in accordance with the Company’s regular payroll periods.  Executive’s Salary may be adjusted upwards from time to time at the discretion of the Board based upon the recommendation of the Compensation Committee. Any and all such adjustments in Salary shall be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by appropriate Board action.  Executive shall not be entitled to any separate compensation for service as a member of the Board.

4.2           Short Term Incentive.  During the term of this Agreement, Executive will be eligible to receive annual short term incentive payments in such amount and in such form as may be approved by the Company Board, in its sole discretion, based upon the recommendation of the Compensation Committee.

4.3           Long Term Incentive.  As soon as practicable following the Commencement Date, the Executive shall be awarded One Hundred Thousand (100,000) shares of non-statutory stock options with a strike price of Four Dollars and Twenty-Five Cents ($4.25) per share. The options shall become exercisable over a ten year period upon a vesting schedule, subject to the terms and conditions of a mutually agreed upon stock option agreement.

4.4           Paid Time Off.  On a non-cumulative basis,  Executive shall be entitled to five (5) weeks of paid time off (“PTO”) annually, which shall be taken at such time or times as may be approved by the Board and during which Executive’s compensation shall continue to be paid.

4.5           Benefits.  The Company will provide Executive with employee benefits consistent with that which is offered to other Executives of the Company. All such benefits shall be awarded and administered in accordance with the Company’s standard policies and practices and applicable law.  Such benefits may include, by way of example only, profit sharing plans, retirement or investment funds, dental, health and life insurance benefits and such other benefits as the Company deems appropriate.

4.6           Business Expenses.  The Company shall reimburse Executive for reasonable business (including travel) expenses incurred by the Executive in performance of his duties; provided, however, that Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Company and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.8           Withholding.  Wage payments shall be subject to the customary withholding of income and other employment taxes as is required with respect to compensation paid by an employer to an employee. The Company shall also withhold and remit to the proper party any amounts agreed to in writing by the Company and Executive for participation in any Company sponsored benefit plans for which a contribution is required

4.9           Eligibility.  Participation in any health, life, accident, disability, medical expense or similar insurance plan or any qualified pension or other retirement plan shall be subject to the terms and conditions contained in such plan.  All matters of eligibility for benefits under any insurance plans shall be determined in accordance with the provisions of the applicable insurance policy issued by the applicable insurance company.

4.10           Professional Associations.  Executive shall be entitled to participate in professional and civic associations and to attend such courses, annual meetings and seminars of his selection at the Company’s expense, provided that the Company shall only be required to cover reasonable expenses associated with Executive’s participation in such associations and his attendance at such courses, conferences and seminars, consistent with the Company’s policies then in effect.

4.11           Automobile Allowance.                                                      The Company shall provide Executive an automobile allowance of $750.00 per month

4.12           Payments Subsequent to Termination of Employment.  No compensation shall be paid pursuant to this Agreement subsequent to any termination of Executive's employment with the Company.  Executive’s right to exercise stock options following a termination of employment shall be governed by the terms of the applicable stock option plans and any stock option agreements between the Company and the Executive.  No stock options shall be granted to Executive after his employment terminates.

5.	Termination of Agreement. This Agreement may be terminated prior to expiration of the Term as provided below.

5.1           Termination by Company.  The Company shall have the right to cancel and terminate this Agreement and Executive’s employment at any time on written notice for any or no reason, with Executive’s compensation and benefits ceasing as of his last day of employment, provided, however, that Executive shall be entitled to benefits through the last day of employment and accrued compensation to that date.

5.2           Termination by Executive.  Executive shall have the right to cancel and terminate this Agreement and his employment at any time on sixty (60) days prior written notice to the Board, with his compensation and benefits ceasing as of his last day of employment, provided, however, that he shall be entitled to benefits through the last day of employment and accrued compensation to that date.  It shall not constitute a breach of this Agreement for the Company to suspend Executive’s duties and to place Executive on a paid leave during the notice period.

5.3           Automatically.  This Agreement shall automatically terminate in accordance with the provisions of Section 2.2.

5.4           Continuing Obligations Upon Termination.  Notwithstanding the termination of Executive's employment pursuant to any provision of this Agreement, the Parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination.  In addition, no termination shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment or this Agreement shall terminate the obligations of Executive under Section 6 of this Agreement.  The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Company of the restrictions, covenants and agreements contained in this Agreement.

5.5           Resignation from Board.  Upon the termination of Executive’s employment for any reason, if Executive is currently serving as a member of the Board, unless otherwise requested by the Board, Executive agrees to resign from the Board (and any other positions held at the Company or as a representative of the Company), and Executive, at the request of the Board, will execute any documents necessary to reflect his resignation.

6.           Confidentiality; Non-Interference.

6.1           Ownership of Information.  All Confidential Information received or developed by the Executive while employed by the Company will remain the sole and exclusive property of the Company.

6.2 Obligations of the Executive.  Except in connection with the provision of services pursuant to this Agreement or as may be required by law or public policy,  Executive agrees (a) to hold Confidential Information in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Confidential Information or any physical embodiments thereof; and (c) not to take any action causing, or fail to take any action necessary in order to prevent, any Confidential Information from losing its character or ceasing to qualify as Confidential Information. Notwithstanding the foregoing, Executive is free to use information which is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement and is free to use his own skill, knowledge, know-how and experience to whatever extent he wishes. The Parties specifically agree that nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, from participating in investigations by any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. In addition, the Parties specifically agree that Executive is not required to notify the Company that he has made such reports or disclosures.

6.3 Delivery of Company Property upon Request or Termination.  Upon request by the Company, and in any event upon termination of the Executive’s employment with the Company, the Executive will promptly deliver to the Company all property belonging to the Company, including without limitation all Confidential Information then in the Executive’s possession or control.

6.4           Non-Interference.  Executive hereby covenants and agrees that from the Commencement Date until two years after his last day of employment with the Company, Executive will not, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, partner, principal, member, employee, contractor, consultant or any other capacity), induce or attempt to induce any Customers, Prospects,  suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with the Company, to discontinue, terminate or reduce the extent of their relationship with the Company or to take any action that would disrupt or otherwise be disadvantageous to any such relationship.

6.5           Injunction.  In the event of any breach or threatened or attempted breach of any such provision of Section 6 of this Agreement by Executive, the Company shall, in addition to, and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Executive and each and every other Person involved therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

6.6           Reasonableness.

(a)           Executive has carefully read and considered the provisions of this Article 6 and, having done so, agrees that the restrictions and agreements set forth in this Article 6 are fair and reasonable and are reasonably required for the protection of the interests of the Company and its business, shareholders, directors, officers and employees. Executive further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood.

(b)           If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 6 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the Parties agree that, to the extent that applicable law permits such modification,  said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the Parties direct the court to make, and the Parties agree to be bound by such modified provision or restriction.

7.
Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Company shall not be required to make any payment or take any action under this Agreement if:

(a)           such payment or action is prohibited by any governmental agency having jurisdiction over the Company (hereinafter referred to as “Regulatory Authority”) in light of the fact that the Company has been declared by  Regulatory Authority to be troubled, or operating in an unsafe or unsound matter; or

(b)           such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Company, as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

8.
Assignability.  No Party to this Agreement may assign or delegate this Agreement or any of its rights and obligations under this Agreement without the written consent of the other Parties; provided, however, that this Agreement shall be assumed by and shall be binding upon any successor to the Company.

9.
Governing Law and Jurisdiction.  To the extent not preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to the choice of law rules thereof. The Parties agree that the Circuit Court of Abingdon, Virginia, shall have jurisdiction over any case or controversy arising under or in connection with Sections 6 of this Agreement, and it shall be a proper forum in which to adjudicate such case or controversy.  The Parties consent to the jurisdiction of this court.

10.
Expenses.  To the extent required by Code Section 409A, each reimbursement provided under this Agreement shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred.

11.
Notices.  Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Company to the Chairman or in the case of Executive to his last known address.

12.
Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the Parties with respect to the subject matter contained in the Agreement.  It may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

13.
Amendment and Waiver.  This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the Parties.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

14.	Captions. The captions used in this Employment Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

15.
Code Section 409A.  This Agreement is intended to satisfy the requirements of Code Section 409A, Treasury Regulations thereunder (the “409A Regulations”), and other guidance, including transition rules, issued thereunder.  Each provision and term of this Employment Agreement should be interpreted accordingly, but if any provision or term would be prohibited by or inconsistent with Code Section 409A, the 409A Regulations, or such other guidance, the Parties agree that such provision or term may be amended to the extent necessary to comply with or qualify for an exemption from Code Section 409A, the 409A Regulations, and such other guidance, in a manner determined by independent counsel selected by the Company and reasonably acceptable to Executive.

16.
Severability.  Subject to Section 6.6(b), should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

[Signatures on next page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HIGHLANDS BANKSHARES, INC.

By:	/s/ James D. Moore, Jr., M.D.
James D. Moore, Jr., M.D.
Chairman of the Board

/s/ Timothy K. Schools
Timothy K. Schools